Exhibit 99.3
Unaudited Pro Forma Condensed Consolidated Financial Statements
On October 16, 2012, C.H. Robinson Worldwide, Inc. (the “Company” or "C.H. Robinson") and its wholly owned subsidiary, T-Chek Systems, Inc. (“T-Chek”), entered into a definitive Asset Purchase Agreement with Electronic Funds Service LLC (“EFS”), whereby EFS purchased the payment services business previously operated by T-Chek. Pursuant to the Asset Purchase Agreement, T-Chek sold substantially all of its assets to EFS for $302.5 million in cash, subject to a customary post-closing adjustment based on the working capital of T-Chek at closing, and the assumption by EFS of certain obligations and liabilities of T-Chek.
The following Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the historical financial statements and accompanying notes of C.H. Robinson included in its Annual Report on Form 10-K for the year ended December 31, 2011 and Form 10-Q for the six months ended June 30, 2012.
The Unaudited Pro Forma Condensed Consolidated Balance Sheet presents the Company's historical balance sheet, giving effect to the disposition as if it had occurred on June 30, 2012. The unaudited Pro Forma Condensed Consolidated Statements of Operations reflect the results of operations as if the disposition had occurred at the beginning of C.H. Robinson's 2011 fiscal year.
The Unaudited Pro Forma Condensed Consolidated Financial Statements are provided for informational purposes only and are not historical facts and do not purport to be indicative of the operating results or the financial position that would have been achieved had the disposition of T-Chek been consummated as of the dates indicated or of the results that may be obtained in the future. In conjunction with the asset purchase agreement, the Company has entered into two ten-year agreements with EFS: a money transfer services agreement and a MasterCard services agreement. These agreements for ongoing activities between us and EFS are expected to result in significant cash outflows after the sale.

C.H. Robinson Worldwide, Inc.
Pro Forma Condensed Consolidated Balance Sheet
(Unaudited, in thousands)
As of June 30, 2012

	Historical
	C.H. Robinson	T-Chek Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$240,627	$263,952	2a	$504,579
Receivables, net	1,415,390	(51,406)	2b	1,363,984
Deferred tax asset	6,743	—		6,743
Prepaid expenses and other	44,841	(1,430)	2b	43,411
Total current assets	1,707,601	211,116		1,918,717
Property and equipment, net	132,255	(2,431)	2b	129,824
Goodwill	359,372	—		359,372
Intangible and other assets, net	40,771	(16,871)	2b	23,900
Total assets	$2,239,999	$191,814		$2,431,813

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and outstanding checks	$834,692	$(89,354)	2b	$745,338

Accrued expenses	114,649	(7,839)	2b	214,165
		379	2c
		106,976	2d
Total current liabilities	949,341	10,162		959,503

Long term liabilities	12,468	—		12,468

Total liabilities	961,809	10,162		971,971

Stockholders’ investment:
Common stock	16,217	—		16,217
Retained earnings	1,957,462	181,652	2e	2,139,114
Additional paid-in capital	206,846	—		206,846
Accumulated other comprehensive (loss) income	(11,745)	—		(11,745)
Treasury stock	(890,590)	—		(890,590)
Total Stockholders’ investment	1,278,190	181,652		1,459,842
Total liabilities and stockholders’ investment	$2,239,999	$191,814		$2,431,813

C.H. Robinson Worldwide, Inc.
Pro Forma Condensed Consolidated Statements of Operations (Unaudited)
For the Sixth Months Ended June 30, 2012
(in thousands, except for per share amounts)

	Historical
	C.H. Robinson	T-Chek Adjustments		Pro Forma
REVENUES:
Transportation	$4,653,602	$—		$4,653,602
Sourcing	822,327	—		822,327
Payment Services	31,899	(26,129)	2f	5,770
Total revenues	5,507,828	(26,129)		5,481,699
COSTS AND EXPENSES:
Purchased transportation and related services	3,917,380	—		3,917,380
Purchased products sourced for resale	750,179	—		750,179
Personnel expenses	360,622	(7,706)	2f	352,916
Other selling, general, and administrative expenses	125,188	(5,926)	2f	119,262
Total costs and expenses	5,153,369	(13,632)		5,139,737
Income from operations	354,459	(12,497)		341,962
Investment and other income (expense)	900	(22)	2f	878
Income before provision for income taxes	355,359	(12,519)		342,840
Provision for income taxes	134,277	(4,707)	2g	129,570
Net income	$221,082	$(7,812)		$213,270
Basic net income per share	$1.36			$1.31
Diluted net income per share	$1.36			$1.31
Basic weighted average shares outstanding	162,290			162,290
Dilutive effect of outstanding stock awards	353			353
Diluted weighted average shares outstanding	162,643			162,643

C.H. Robinson Worldwide, Inc.
Pro Forma Condensed Consolidated Statements of Operations (Unaudited)
For the Year Ended December 31, 2011
(in thousands, except for per share amounts)

	Historical
	C.H. Robinson	T-Chek Adjustments		Pro Forma
REVENUES:
Transportation	$8,740,524	$—		$8,740,524
Sourcing	1,535,528	—		1,535,528
Payment Services	60,294	(49,260)	2f	11,034
Total revenues	10,336,346	(49,260)		10,287,086
COSTS AND EXPENSES:
Purchased transportation and related services	7,296,608	—		7,296,608
Purchased products sourced for resale	1,407,080	—		1,407,080
Personnel expenses	696,233	(13,829)	2f	682,404
Other selling, general, and administrative expenses	243,695	(10,862)	2f	232,833
Total costs and expenses	9,643,616	(24,691)		9,618,925
Income from operations	692,730	(24,569)		668,161
Investment and other income (expense)	1,974	(25)	2f	1,949
Income before provision for income taxes	694,704	(24,594)		670,110
Provision for income taxes	263,092	(9,295)	2g	253,797
Net income	$431,612	$(15,299)		$416,313
Basic net income per share	$2.63			$2.54
Diluted net income per share	$2.62			$2.53
Basic weighted average shares outstanding	164,114			164,114
Dilutive effect of outstanding stock awards	627			627
Diluted weighted average shares outstanding	164,741			164,741

C.H. Robinson Worldwide, Inc.
Notes to Pro Forma Condensed Consolidated Financial Statements
(Unaudited)

Note 1. Basis of Presentation

The unaudited Pro Forma Condensed Consolidated Balance Sheet presents C.H. Robinson Worldwide, Inc.'s ("C.H. Robinson") historical consolidated balance sheet, giving effect to the disposition of T-Chek Systems, Inc. (“T-Chek”) as if it had occurred on June 30, 2012. The unaudited Pro Forma Condensed Consolidated Statements of Operations reflect the results of operations as if the disposition had occurred at the beginning of C.H. Robinson's 2011 fiscal year.

Note 2. Adjustments

a.	Represents cash adjustment as follows (in millions):

T-Chek cash sold at June 30, 2012	$(38.5)
Cash received from disposition	302.5
Total	$264.0

b.	Represents the elimination of assets and liabilities transferred to EFS in the disposition of T-Chek as if the T-Chek sale had occurred on June 30, 2012.

c.
Represents transaction costs for one-time legal and professional fees as a result of the disposition of T-Chek. The costs are not reflected in the pro forma condensed consolidated statement of operations as they are nonrecurring charges.

d.	Represents estimated taxes on the gain from disposition of T-Chek based upon the C.H. Robinson historical consolidated effective tax rate.

e.	Represents estimated gain on the disposition of T-Chek, which is reflective of estimated income taxes to be incurred on the transaction.

f.
Represents the elimination of the financial results of operations amounts associated with the disposition of T-Chek as if it occurred on January 1, 2011. The remaining Payment Services revenue of $5.8 million and $11.0 million for the six months ended June 30, 2012 and twelve months ended December 31, 2011, respectively, are retained in the pro forma financial statements as we expect to generate payment services revenues from the cash advance option we continue to offer our contracted carriers at a rate of approximately $3.0 million per quarter.

g.	Represents the pro forma tax effect of the T-Chek disposition pro forma adjustments based upon the C.H. Robinson historical consolidated effective tax rate.